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                                                                    EXHIBIT 99.1




CONTACT:  D.N.(Skip) Vermilya
          Hayes Wheels International, Inc.
          (313) 942-8135



HAYES WHEELS IN DISCUSSIONS WITH
PENSION BENEFIT GUARANTY CORPORATION
REGARDING PENDING MERGER                                   FOR IMMEDIATE RELEASE


     ROMULUS, Mich., June 25, 1996 -- Hayes Wheels International, Inc. (NYSE:
HAY) announced today that it is engaged in discussions with the Pension Benefit Guaranty Corporation ("PBGC") regarding the effect on the Hayes Wheels' pension plans of its pending merger with MWC Holdings, Inc. Hayes Wheels stated that the PBGC has proposed that it would not institute proceedings with respect to any of the Hayes Wheels' pension plans as a result of the merger if Hayes Wheels contributes an aggregate of $12 million in excess of its already scheduled contributions of $26 million over the next three years to certain Hayes Wheels' pension plans and provides adequate security for such obligation. Hayes Wheels said that the PBGC also proposed that it would not seek relief under certain provisions of ERISA as a result of the shutdown of certain facilities of Motor Wheel Corporation, a wholly-owned subsidiary of MWC Holdings, if the combined company makes cash contributions of $4 million at closing, $3 million in each of the next two years and $6 million per year thereafter.

     Hayes Wheels stated that it believed that it will be able to enter into mutually acceptable arrangements with the PBGC with respect to such matters which will




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not adversely affect its results of operations, financial condition or liquidity in any material respect.

     As previously announced, Hayes Wheels has entered into a definitive merger agreement with MWC Holdings pursuant to which MWC Holdings will be merged into Hayes Wheels and Motor Wheel will become a wholly-owned subsidiary of Hayes Wheels. The combination of Hayes Wheels and Motor Wheel is expected to result in an entity that will be a leading global supplier of wheels and brake components to the automotive commercial truck and trailer markets. The merger will be submitted for shareholder approval on Tuesday, July 2, 1996 and is expected to close shortly thereafter.

     Hayes Wheels International is a world leader in the design, engineering and manufacture of steel and aluminum wheels for the automotive market in North America, Europe and Asia. Motor Wheel Corporation, based in Axioms, MI, designs and produces wheels and brakes for automobiles and commercial highway vehicles.



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